Exhibit 10.21

[Telik Letterhead]

August 1, 2008

Stefan Ryser, Ph.D.

c/o Telik, Inc.

3165 Porter Drive

Palo Alto, CA 94304

Dear Dr. Ryser:

Telik, Inc. (“Telik” or “Company”) is pleased to offer you the position of Senior Vice President, Corporate Strategy, on the following terms.

You will report to the Company’s Chief Executive Officer. Your initial base salary will be $13,541.67 semi-monthly, less payroll deductions and withholdings. In addition, as an executive officer of the Company you will be eligible to participate in Telik’s Executive Officer Bonus Plan. As an exempt, salaried employee, you are expected to work the Company’s normal business hours and any additional time necessary to complete your job duties; and you are not eligible for overtime compensation.

Because you will be relocating from New York, Telik will provide to you a relocation bonus of $50,000 less deductions and withholdings, to help defray the costs of your relocation, payable within 30 days following your start date (the “Relocation Bonus”). You will be paid the Relocation Bonus on an advanced basis, and it will not be earned by you until you have completed twelve (12) months of continuous employment with the Company. Accordingly, if within one year following your start date, either your employment terminates at your request or is terminated by the Company for Cause (as defined herein), then you agree promptly to repay the full gross amount of the Relocation Bonus to the Company. For purposes of repayment of the Relocation Bonus, “Cause” is defined as a termination of your employment due to any of the following: (i) your conviction (including a guilty or no contest plea) of any felony, or of any other crime involving fraud, dishonesty, or moral turpitude; (ii) your attempted commission or participation in an act of fraud or dishonesty against the Company; (iii) your material breach of any agreement with the Company, any written Company policy, or statutory duty owed to the Company; or (iv) your gross misconduct or insubordination.

On the first day of the month coincident with or following your date of hire you will be eligible for the following standard Company benefits in accordance with the terms and conditions of the benefit plans and applicable Company policies: health insurance (including medical, dental and vision), long-term disability, life and AD&D insurance, and vacation accrual. You will be eligible to participate in the Company’s: (i) 401k plan beginning on the first day of the month following your date of hire and (ii) Employee Stock Purchase Plan beginning the first day of the next offering period. Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions available for your review. Subject to the terms of the Company’s vacation policy, you will accrue vacation at the following annual rates: (i) 15 days during your first four years of employment; (ii) 20 days during years five through nine; and (iii) 25 days during your tenth and subsequent years. The Company may modify compensation and benefits from time to time in its discretion.

Subject to the approval of the Company’s Board of Directors (the “Board”), you will also be eligible to receive an option (the “Option”) to purchase 325,000 shares of Telik common stock at an exercise price equal to the fair market value of the stock, as determined in accordance with the Company’s 2000 Equity Incentive Plan (the “Plan”). The date of grant will be determined in accordance with the Company’s Stock Option Grant Policy and the Plan. As to 250,000 of the shares, the Option will vest (conditioned on your continuous service) over four years, with 25 percent of the Option shares vesting on the one-year anniversary of the grant, and the remaining shares vesting on a monthly basis over the following three years. As to the remaining shares, the Option will vest upon the occurrence of certain performance-based criteria as determined by the Board. The vesting schedule and all terms, conditions, and limitations of the Option will be set forth in and governed exclusively by a stock option grant notice, the Company’s standard stock option agreement, and the Plan.

As a Telik employee, you will be expected to abide by Company rules and policies, acknowledge in writing that you have read and will comply with the Company’s Employee Handbook, and sign and comply with the attached Proprietary Information and Inventions Agreement (“PIIA”), which among other things prohibits the unauthorized use or disclosure of Telik confidential and proprietary information.

In your work for Telik you will be expected not to use or disclose any confidential information or materials, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto Company premises, or use in connection with your employment, any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent that you have disclosed and provided a copy to the Company of any agreement that you have with any third party that may impair your ability to perform your duties to the Company or otherwise create a conflict of interest with the Company.

Your employment with Telik is “at will.” Accordingly, you may terminate your employment with Telik at any time and for any reason whatsoever simply by notifying the Company. Likewise, Telik may terminate your employment at any time, with or without cause or advance notice. While your salary, benefits, and job title, duties, location, and reporting relationship may change from time to time without a written modification of this letter, these changes will not affect the at-will status of your employment. Your employment at-will status can only be modified in a written agreement signed by you and by the executive officer of Telik to whom you report.

This letter, together with your PIIA, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by the executive officer of Telik to whom you report. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States. This offer will be governed by the laws of California without giving effect to conflict of law principles.

If you wish to accept Telik’s offer of employment, please sign and date this letter and return it, along with the PIIA, as evidence of your acceptance of this offer under the above terms. This offer will be valid for seven days from the date above, and the offer will expire if we do not receive your signature below within that timeframe.

We look forward to a productive and enjoyable work relationship.

Sincerely,

/s/ Michael M. Wick
Michael M. Wick, M.D., Ph.D.
Chief Executive Officer and President
Telik, Inc.

I understand and hereby accept the Company’s offer of employment under the terms stated in this offer letter.

/s/ Stephen Ryser	Date:	August 1, 2008
Stefan Ryser, Ph.D.

Enclosures:	Proprietary Information and Inventions Agreement
Summary of Benefits